UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2009

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23006	94-2683643
(Commission File Number)	(I.R.S. Employer Identification No.)

2580 North First Street, Suite 460 San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 2, 2009, in connection with its annual review, the Board of Directors of DSP Group, Inc. (the “Company”) determined and designated Ofer Elyakim, currently Senior Vice President, President of South East Asia Operations and Director of Investor Relations of the Company, as an executive officer of the Company.

Mr. Elyakim, age 38, joined the Company in January 2006 as Director of Investor Relations and Business Development, and was promoted to Vice President of Business Development in May 2007. Previously, Mr. Elyakim worked as a research analyst covering media and broadcasting companies at CIBC World Markets in New York. Prior to that, he held several management positions at Radvision, Tundo Communications and Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global. A certified public accountant, Mr. Elyakim holds an MBA with honors from Columbia Business School and a BA in Computer Science and Accounting from Tel Aviv University.

In connection with his appointment as Senior Vice President and President of South East Asia Operations of the Company, effective May 1, 2008, Mr. Elyakim entered into an employment agreement, dated as of April 16, 2008, with DSP Group HK Ltd, the Company’s Hong Kong subsidiary (“DSP HK”). The employment agreement has not been modified in connection with Mr. Elyakim’s designation as an executive officer of the Company. Pursuant to the employment agreement, Mr. Elyakim was provided a monthly base salary of HK$115,150 (approximately US$14,800). In July 2008, Mr. Elyakim’s annual salary was increased to 720,000 NIS (approximately $177,000), subject to adjustment from time to time. The term of the agreement is indefinite. Mr. Elyakim is entitled to an annual bonus, the amount of which is determined in the sole discretion of the Company’s board. In connection with Mr. Elyakim’s relocation from Israel to Hong Kong for the position, he received a one-time adaptation grant of HK$155,000 (approximately US$19,900). Mr. Elyakim also receives car and children’s education allowances, as well as the eligibility to participate in DSP HK’s retirement benefit scheme. The agreement may be terminated by DSP HK or Mr. Elyakim upon three-month advance written notice by either party or by DSP HK without the prior notice upon paying to Mr. Elyakim three months’ wages in accordance with Hong Kong labor laws. If Mr. Elyakim terminates his employment with DSP HK before completing 24 months of service, DSP HK may deduct the sum of all expenses paid to him for transferring him and his family to Hong Kong from any sum due to him.

On February 2, 2009, Mr. Elyakim was granted a stock option to purchase 120,000 shares of the Company’s common stock at an exercise price of $5.97 per share, the closing price of the Company’s common stock on February 2, 2009, under the Company’s 2003 Israeli Share Incentive Plan. The options vest 25% on the first year anniversary of the grant and 6.25% each quarter thereafter.

Other than as set forth above, there are no related party transactions exceeding $120,000 between Mr. Elyakim and the Company in which Mr. Elyakim has a direct or indirect material interest. Other than as set forth above, there are also no material plans, contracts or arrangements between Mr. Elyakim and the Company to which Mr. Elyakim is a party or in which he participates that is entered into or material amendment in connection with his designation as an officer or any grant or award to him or modification thereto, under any such plan, contract or arrangement in connection with Mr. Elyakim’s designation.

There are no family relationships between Mr. Elyakim and any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: February 6, 2009	By:	/s/ Dror Levy
Dror Levy
Chief Financial Officer and Secretary

3